SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 13, 1996


                              SILGAN HOLDINGS INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Delaware                33-28409                         06-1269834
      ---------------    -----------------------             -------------------
      (State or other    (Commission File Number)               (IRS Employer
      jurisdiction of                                        Identification No.)
       incorporation)





             4 Landmark Square, Stamford, Connecticut       06901
             ------------------------------------------------------
            (Address of principal executive offices)     (Zip Code)



Registrant's telephone number, including area code:  (203) 975-7110

Item 5:  Other Events.

                  On September 13, 1996, Silgan Holdings Inc. ("Holdings," and together with its subsidiaries the "Company") filed with the Securities and Exchange Commission a registration statement on Form S-2 in connection with its proposed public offering of shares of its common stock. Holdings intends to use the net proceeds from the proposed offering to redeem its remaining outstanding 13 1/4% Senior Discount Debentures due 2002 (approximately $59 million) (the "Discount Debentures") and, with any remaining net proceeds from the proposed offering, to prepay a portion of the term loans under the Company's bank credit agreement. The proposed offering is subject to satisfactory pricing and market conditions. Holdings estimates that upon completion of the proposed offering it will redeem its remaining outstanding Discount Debentures no later than approximately 45 days thereafter.

                  The registration statement referred to above relating to the common stock has been filed with the Securities and Exchange Commission but has not yet become effective. The common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers and sales in connection with the proposed offering may be made only by means of a prospectus.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       SILGAN HOLDINGS INC.


                                       By:/s/ Harley Rankin, Jr.
                                          ----------------------
                                          Harley Rankin, Jr.
                                          Executive Vice President,
                                          Chief Financial Officer
                                          and Treasurer

Date:  September 16, 1996